                                                                    Exhibit 99.1

                                              [CONVERA LOGO]


                                   Contact:  John R. Polchin
                                             Chief Financial Officer
                                             Convera
                                             703.761.3700

                Convera Reports Second Quarter Financial Results

                     Revenue Up 54% Driven By Federal Group


Vienna, Va., August 24, 2005 - Convera Corporation (NASDAQ: CNVR), a leading provider of search and categorization software for enterprises and government agencies, today announced financial results for the three-month period ended July 31, 2005.

Revenue for the second quarter of fiscal 2006 totaled $7.8 million, a 54% increase when compared to the year-ago quarter. The Company's federal business segment drove the increased top-line performance as two transactions each exceeded 10% of total reported revenue for the period. Gross profit for the three-month period ended July 31, 2005 totaled $6.7 million, resulting in a gross margin of 86% as compared to a gross margin of 66% for the prior-year period.

The net loss for the three-month period ended July 31, 2005 was approximately $25,000 or less than $0.01 per share, compared to a net loss of $7.0 million, or $0.21 per share, for the comparable year-ago quarter. During the second quarter approximately $2.4 million of research and development costs related to the Company's Web indexing initiative (e.g., Excalibur) were capitalized per FAS 86. The Company adopted FAS 86, as discussed further below, during the first quarter of fiscal 2006.

Cash and investments as of July 31, 2005 totaled $45.0 million, inclusive of $28.8 million of net proceeds realized from the July 2005 Private Placement as previously announced.

"Our second quarter results clearly demonstrate the value of the expense and strategic actions we effected nearly a year ago", stated Patrick C. Condo, Convera's President and Chief Executive Officer. "Our software products group (e.g., RetrievalWare) produced strong top-line growth led by our continuing commitment to the federal sector. Additionally, we advanced our Web index to two billion pages and our balance sheet was significantly improved through a private placement with marquee investors. We now look forward to the launch of Excalibur later this year, while also maintaining net income neutrality for our software products group", Condo concluded.

With respect to Excalibur, the Company's emerging Web indexing initiative (which focuses on applying portions of the Company's existing technology to searching and indexing contextually relevant information from the World Wide Web), the Company continues to realize advances in its development efforts, including increases to its Web index that currently exceeds two billion pages. The Company is currently accepting "beta" customers and the Company remains focused on launching a service offering later this fiscal year. Capital outlays to date, in connection with the Web indexing initiative, remain limited to equipment, personnel and general operating costs, which are expected to increase as the indexing initiative progresses. The Company will continue to assess future capital requirements for this Web indexing initiative and may elect to seek additional funding sources over the coming quarters.





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Page 2 - Convera Reports Second Quarter Financial Results
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FAS 86
------

FAS 86 governs the practice by which newly developed technology (e.g., software in this case), is accounted for once "technological feasibility" has been determined. Convera's Web indexing initiative (e.g., Excalibur) was determined to have reached technological feasibility during the first quarter of fiscal 2006 with the attainment of a one billion page Web index. Once technological feasibility was achieved, the Company began capitalizing software development costs and will continue to do so until such time, as "commercial availability" is determined. At the time of commercial availability, capitalization of the Web indexing related research and development costs will cease and amortization of the capitalized costs will commence over a yet to be determined timeframe.

The attached financial information compares the results of operations for the three-month period ended July 31, 2005 to the same period in 2004 and the balance sheet as of July 31, 2005 to the balance sheet as of January 31, 2005.

About Convera
Convera is a leading provider of mission-critical enterprise search and categorization solutions. Convera's RetrievalWare solutions maximize return on investment in vast stores of unstructured information by providing highly scalable, fast, accurate and secure search across more than 200 forms of text, video, image and audio information, in more than 50 languages. More than 900 customers in 33 countries rely on Convera's search solutions to power a broad range of applications including enterprise portals, knowledge management, intelligence gathering, profiling, corporate policy compliance, regulatory compliance, customer service and more. For more information, contact Convera at 800-788-7758, via e-mail at info@convera.com or on the Web at www.convera.com


This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; continued success in technological advances and development including the Web initiative (e.g., Excalibur); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. The Convera design logo and the following are worldwide trademarks of Convera: Convera(tm), RetrievalWare(r), and Screening Room(r). The names of actual companies and products mentioned herein may be the trademarks of their respective owners.







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Page 3 - Convera Reports Second Quarter Financial Results
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The condensed, consolidated statements of operations for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars.


                                 Three Months Ended        Six Months Ended
                                      July 31,                 July 31,
                                  2005        2004         2005         2004
                                  ----        ----         ----         ----
                             (unaudited)  (unaudited)   (unaudited)  (unaudited)
Revenues:
  License                    $  5,230     $  2,197       $  7,417    $  8,053
  Services                        590        1,041          1,431       1,624
  Maintenance                   1,984        1,829          4,035       3,560
                             ------------------------     ----------------------
     Total revenues             7,804        5,067         12,882      13,237
                             ------------------------     ----------------------

Cost of Revenues:
  License                         (23)         468            407       1,127
  Services                        809          802          1,637       1,517
  Maintenance                     293          436            515         958
                             ------------------------     ----------------------
     Total cost of revenues     1,079        1,706          2,558       3,602
                             ------------------------     ----------------------

Gross Margin                    6,725        3,361         10,324       9,635
                             ------------------------     ----------------------

Operating Expenses:
  Sales and marketing           2,360        4,302          4,556       9,316
  Research and product
    development, gross          3,788        3,632          7,728       7,272
  Capitalized research
    and development costs      (2,367)           -         (4,654)          -
  General and administrative    3,045        2,506          5,345       4,922
  Restructuring                     -            -            (56)          -
                             ------------------------     ----------------------
     Total operating expenses   6,825       10,440         12,919      21,511
                             ------------------------     ----------------------

Operating Loss                   (100)      (7,079)        (2,594)    (11,876)

Other Income, net                  74           30            100          68
                             ------------------------     ----------------------

Net Loss                     $    (25)  $   (7,049)       $(2,494)   $(11,808)
                             ========================     ======================

Net loss per common share
- basic & diluted            $  (0.00)  $    (0.21)       $ (0.06)   $  (0.35)
                             ========================     ======================
Weighted-average number
of common shares outstanding
- basic & diluted              40,803       34,040         39,597      33,989





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Page 4 - Convera Reports Second Quarter Financial Results
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The condensed, consolidated balance sheets for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts are expressed in thousands of U.S. dollars.



ASSETS                                       July 31, 2005      January 31, 2005
                                             -------------      ----------------
                                              (unaudited)

Current Assets
     Cash and cash equivalents              $   44,889       $   17,766
     Short term investments                         71                71
     Accounts receivable, net                   10,093             6,530
     Prepaid expenses and other                  1,938             2,390
                                            ----------------------------
             Total current assets               56,991            26,757


Other assets, net                                5,314             6,696
Goodwill & Other intangible assets               2,706            2,841
Capitalized research and development costs       4,678                -
                                            ---------------------------

             Total Assets                   $   69,689       $   36,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
     Accounts payable                       $    1,703       $    1,967
     Accrued expenses                            3,693            4,055
     Deferred revenues                           3,528            4,288
Restructuring reserve - current                     13              835
                                            ---------------------------
             Total current liabilities           8,937           11,145

     Other long-term liabilities                 5,000                -
                                            ---------------------------
             Total long-term liabilities         5,000                -
                                            ---------------------------

             Total Liabilities                  13,937           11,145

Shareholders' Equity                            55,752           25,149

Total Liabilities & Shareholders' Equity    $   69,689       $   36,294


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